UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 16, 2009

Date of Report (Date of earliest event reported)

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VERTICAL BRANDING, INC.

(Exact name of registrant as specified in its charter)

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Delaware	000-31667	13-3579974
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

16000 Ventura Blvd., Suite 301

Encino, CA 91436
(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: (818) 926-4900

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously reported, on December 1, 2008, the Company entered into an agreement with Gottbetter Capital Master Ltd. (“Gottbetter”), holder of the Company’s outstanding subordinated secured convertible notes in the current principal amount of $2.23 million (the “Notes”), pursuant to which Gottbetter agreed to defer to January 2009 approximately $581,000 of principal payable on the Notes from August through December 2008 (the “Deferral Amount”).  The Company has been engaged in ongoing discussions with Gottbetter concerning the potential restructuring of the Company’s payment obligations under the Notes, including with regard to the Deferral Amount which remains unpaid.  On February 20, 2009, the Company and GCM entered into a further deferral, to March 3, 2009, of the $581,000 Deferral Amount as well as the January and February 2009 principal payments otherwise due under the Notes totaling $412,000.  On March 17, 2009, the Company and GCM agreed to further defer, to April 3, 2009, payment of the foregoing amounts totaling $993,000, in addition to the March 2009 principal payment of $206,000 otherwise due under the Notes.  The efforts of the Company and GCM to conclude an arrangement with regard to restructuring the Notes are ongoing, although no assurance can be given that such an arrangement will ultimately be consummated.

Item 8.01 Other Events.

On March 16, 2009, the Company’s Board of Directors authorized management, in conjunction with the Company’s efforts to restructure its obligations under the Gottbetter Notes, including in connection with the potential procurement of additional financing, to evaluate and pursue all strategic opportunities available to the Company, including the potential sale of the Company.

[Signature Page Follows]

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 18, 2009	VERTICAL BRANDING, INC.

	By:	/s/ DANIEL MCCLEEREY
Daniel McCleerey
Chief Financial Officer